Exhibit 99.1
                                      Contact:  N. Gregory Petrick
                                                Executive Vice President and
                                                Chief Financial Officer
                                                (814) 234-6000


Press Release
FOR IMMEDIATE RELEASE
---------------------

                                UNI-MARTS, INC.
                                ---------------
             ANNOUNCES FISCAL 2003 THIRD QUARTER FINANCIAL RESULTS
             -----------------------------------------------------

     STATE COLLEGE, PENNSYLVANIA, July 30, 2003 - Uni-Marts, Inc. (AMEX: UNI), a convenience store operator in the mid-Atlantic region, today reported financial results for the third fiscal quarter ended July 3, 2003.

     As previously announced, the Company continues to pursue a divestiture strategy with regard to certain store locations and non-operating assets. Accordingly, in the third quarter ended July 3, 2003, the Company has reclassified on its balance sheet $40.0 million in assets relating to 130 stores that the Company plans to sell or sublet, as assets of discontinued operations, and classified the income and expense of such stores as discontinued operations. Although these stores are now classified as discontinued operations, the Company intends to continue to operate these stores pending successful negotiation of their sale or sub-lease. In addition, the Company recognized a $600 thousand loss on future disposals relating to 23 locations anticipated to be sold in the fourth quarter of fiscal 2003, resulting in a loss on disposal of discontinued operations of $472 thousand, which includes the sale of one non-operating location in the third fiscal quarter.

     Revenues from continuing operations for the third quarter of 2003 were $75.3 million, a 9.3% increase, compared to $68.9 million for the third quarter of fiscal 2002. Revenues increased principally due to a 27.3 cent per gallon increase in the average retail price per gallon of petroleum sold at the Company's locations when compared to the third quarter of fiscal 2002. Merchandise sales at comparable stores from continuing operations increased by 0.4%, while gasoline gallons sold at comparable stores from continuing operations declined by 1.1% from fiscal 2002 third quarter levels. The Company reported net earnings from continuing operations of $251 thousand, or $0.03 per share, for the third quarter of fiscal 2003, compared to net earnings of $199 thousand, or $0.03 per share, for the prior year's third fiscal quarter. The loss from discontinued operations was $1.2 million, or $0.16 per share, compared to a net loss of $344 thousand, or $0.05 per share, in the third quarter of fiscal 2002. For the third quarter of fiscal 2003, the Company reported a combined net loss of $927 thousand, or $0.13 per share, compared to a net loss of $145 thousand, or $0.02 per share, for the third quarter of fiscal 2002.

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     For the first nine months of fiscal 2003, revenues from continuing operations were $214.6 million, a 13.0% increase, compared to $190.0 million in the corresponding nine-month period of fiscal 2002. Revenues increased principally due to a 28.8 cent per gallon increase in the average retail price per gallon of petroleum sold in the current reporting period when compared to the first nine months of fiscal 2002. The Company reported a 0.6% increase in merchandise sales at comparable stores from continuing operations, and a 1.2% increase in gasoline gallons sold at comparable stores from continuing operations from the first nine months of fiscal 2002. The Company reported a net loss from continuing operations of $158 thousand, or $0.02 per share, in the first nine months of fiscal 2003, compared to net earnings of $155 thousand, or $0.02 per share, for the first nine months of fiscal 2002. The loss from discontinued operations was $3.5 million, or $0.48 per share, compared to a net loss of $1.3 million, or $0.19 per share, in the first nine months of fiscal 2002. The loss from change in accounting principle for the first nine months of fiscal 2003 was a one-time, non-cash charge of $5.5 million, or $0.78 per share. The Company reported a combined net loss of $9.2 million, or $1.28 per share, in the first nine months of fiscal 2003, compared to a net loss of $1.2 million, or $0.17 per share, in the first nine months of fiscal 2002.

     Henry D. Sahakian, Chairman and Chief Executive Officer, stated, "For the first nine months of fiscal 2003, merchandise sales increased slightly, however, a 0.9% decline in the merchandise gross margin rate resulted in a 2.7% decline in merchandise margins. Higher retail prices, as well as higher gallons sold contributed to a 2.8% increase in gasoline gross margins compared to the first nine months of fiscal 2002."

     Mr. Sahakian added, "We continue to move forward with our strategic plan to divest non-core operating store locations. We are pleased to report favorable financial performance from continuing operations for the current fiscal quarter and look forward to the completion of our restructuring strategy as a means to strengthen our remaining store base and improve our financial position."

     At July 3, 2003, Uni-Marts operated 294 convenience stores and Choice Cigarette Discount Outlets in Pennsylvania, New York, Delaware, Maryland and Virginia. Self-service gasoline was sold at 238 of these locations.

Certain statements contained in this release are forward looking. Although Uni-Marts, Inc. believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. The forward-looking statements include, but are not limited to, statements related to the possibility of successful completion of any strategic transaction or enhancement of stockholder value. Factors that could cause actual results to differ from expectations include general economic, business and market conditions, volatility of gasoline prices, merchandise margins, customer traffic, weather conditions, labor costs and the level of capital expenditures. For other important factors that may cause actual results to differ materially from expectations and underlying assumptions, see reports by Uni-Marts, Inc. filed with the Securities and Exchange Commission.

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UNI-MARTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

                                                  Third Quarter Ended     Three Quarters Ended
                                                    July 3,    July 4,      July 3,     July 4,
                                                     2003       2002         2003        2002
-----------------------------------------------------------------------------------------------
Revenues:
 Merchandise sales                                 $ 36,223   $ 36,074     $104,252    $104,072
 Gasoline sales                                      38,741     32,418      109,233      84,671
 Other income                                           341        411        1,095       1,212
                                                   --------------------------------------------
     Total                                           75,305     68,903      214,580     189,955
Costs and Expenses:
 Cost of sales                                       61,239     54,443      172,799     147,413
 Selling                                              9,995      9,945       30,216      29,831
 General and administrative                           1,787      2,122        5,673       6,165
 Depreciation and amortization                        1,149      1,174        3,369       3,534
 Interest                                               824        916        2,640       2,778
                                                   --------------------------------------------
     Total                                           74,994     68,600      214,697     189,721
Earnings (loss) from continuing operations before
  income taxes and change in accounting principle       311        303         (117)        234
Income tax provision                                     60        104           41          79
                                                   --------------------------------------------
Earnings (loss) from continuing operations before
  change in accounting principle                        251        199         (158)        155
Discontinued Operations:
Loss from discontinued operations                      (685)      (503)      (2,857)     (2,012)
Loss on disposal of discontinued operations            (472)         0         (720)          0
Income tax provision (benefit)                           21       (159)        (110)       (684)
                                                   --------------------------------------------
Loss on discontinued operations                      (1,178)      (344)      (3,467)     (1,328)
Cumulative effect of change in accounting principle,
  net of income tax benefit of $310                       0          0       (5,547)          0
                                                   --------------------------------------------
Net loss                                           $   (927)  $   (145)    $( 9,172)   $ (1,173)
                                                   ============================================
Earnings (Loss) Per Share:
Earnings (loss) per share from continuing operations
  before change in accounting principle            $   0.03   $   0.03     $  (0.02)   $   0.02
Loss per share from discontinued operations           (0.16)     (0.05)       (0.48)      (0.19)
Loss per share from change in accounting principle     0.00      (0.00)       (0.78)       0.00
                                                   --------------------------------------------
Basic and diluted net loss per share               $  (0.13)  $  (0.02)    $  (1.28)   $  (0.17)
                                                   ============================================

Basic and diluted weighted average number of common
  shares outstanding                                  7,186      7,112        7,157       7,092
                                                   ============================================

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share data)
                                                      July 3,   September 30,
                                                       2003         2002
----------------------------------------------------------------------------
Current assets                                      $ 69,876      $ 39,413
Net property, equipment and improvements              51,759        98,037
Net intangible and other assets                        1,526         7,695
                                                    ----------------------
    Total                                            123,161       145,145
Current liabilities                                   30,138        37,670
Long-term debt                                        68,823        72,126
Deferred taxes and other liabilities                   4,984         7,032
                                                    ----------------------
    Total                                            103,945       116,828
Stockholders' equity                                  19,216        28,317
                                                    ----------------------
Total liabilities and stockholders' equity          $123,161      $145,145
                                                    ======================
Book value per share                                $   2.67      $   3.97
                                                    ======================
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